Exhibit 32

CERTIFICATIONS

Pursuant to 18 U.S.C. Section 1350

Each of the undersigned hereby certifies that to his knowledge the Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2016 of Dollar General Corporation (the “Company”) filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Todd J. Vasos
Name:	Todd J. Vasos
Title:	Chief Executive Officer
Date:	May 26, 2016

/s/ John W. Garratt
Name:	John W. Garratt
Title:	Chief Financial Officer
Date:	May 26, 2016